Exhibit 10.2
(English Translation)

Contract for Tax Refund VAT Account Pledge
(English Translation)
(No.150339028D16122001-2)

The Pledgor: Aleris Aluminum (Zhenjiang) Co., Ltd.
Unified social credit code: 91320000567804157J
Legal representative/ Principle: Eric Michael Rychel
Address: No. 111, Caijia Road, Jingkou Industrial Zone, Zhenjiang City, Jiangsu Province.

The Pledgee: Bank of China Limited, Zhenjiang Jingkou Sub-branch
Legal representative/ Principle: Zhou Zhentao
Address: No. 235, East Zhongshan Road, Zhenjiang City, Jiangsu Province. Zip code: 212000
Tel: 0511-850129884 Fax: 0511-85035598

To guarantee the performance of obligations under "Master Contract" referred to in Article 1 hereunder, the Pledgor agrees to pledge to the Pledgee the tax refund VAT account expressly provided in Article 4, which the Pledgor owns and has the lawful right of disposition, and undertakes to secure the Pledgee’s creditor’s rights using the funds in such account. The Parties agree to enter into this Contract through mutual consultation. Unless otherwise provided herein, the terms of this Contract shall be construed in accordance with the Master Contract.
Article 1 Master Contract
Master Contract in this Contract refers to:
Facility Loan Agreement entered into between the Pledgee and the Pledgor (Aleris Aluminum (Zhenjiang) Co., Ltd.) on August 8, 2012 and any amendments or supplements thereto.
Article 2 Principal Debt and Occurrence Period
Unless otherwise provided under laws or as agreed by the parties, all debts actually arising during the below period under the Master Contract constitute the principal debts hereunder:

▪	From the effective date of the Facility Loan Agreement provided in Article 1 herein to the maturity date for the facility as provided in the Facility Loan Agreement and its amendments or supplements.

Article 3 Maximum Amount of Secured Debt

1. The maximum principal balance for the debt secured under this Contract is:
Currency: Renminbi
(In Words): One hundred fifty three million five hundred thousand
(In Figures): 153,500,000.00

2. If any debt is deemed to be the principal of the secured debts hereunder upon expiration of the period in Article 2 herein, the following is also within the scope of the secured debt: interests accrued on the principal of the principal debt (including statutory interest, agreed interest, compound interest and penalty interest), penalty, damage, the cost to realize creditor’s rights (including but not limited to litigation costs, attorneys' fees, notary fees, and enforcement fees), pledgee’s loss(es) and all other expenses caused due to default by the debtor, and the specific amount of such debts shall be determined when being paid.

The maximum amount of the secured debts under this Contact equals the sum of the amount in paragraphs 1 and 2 above.

Article 4 Collateral

The Pledgor shall open the special tax refund VAT account with the Pledgee, and shall complete registration for export tax refund with local import and export tax administration bureau in time. The Pledgor shall escrow such account with the Pledgee and pledge the tax refund amount in the account as security. Such escrow account of tax refund is: Account Bank: __[X]________, Account Number: __[X]______.

If the collateral is damaged, lost or expropriated during the pledge period, the Pledgee shall have the priority to get paid out of the insurance payment, indemnity or compensation obtained as a result of such damage, loss or expropriation. If at that time the secured debt has not yet become due, the insurance payment, indemnity or compensation amount can be escrowed for the benefit of the pledgee.

Unless an event of breach occurs under the Master Contract as provided in Article 1 of this Contract, the Pledgor may freely dispose of and use the funds in such special tax refund VAT account.

Article 5 Collection of Derivative Benefits

The pledge shall extend to cover any benefit derived from the collateral. The Pledgee has the right to collect the derivative benefits of the collateral in order to pay off the principal debts, provided that such derivative benefits collected by the Pledgee shall first be applied to pay expenses for obtaining the derivative benefits.

Article 6 Enforcement of Secured Liability
If the debtor/guaranteed person fails to make any payment to the Pledgee on any ordinary repayment date or early repayment date in accordance with agreements between the parties, the Pledgee may enforce the pledge in accordance with laws and this Contract.
The ordinary repayment date as referred to in the preceding paragraph is the principal repayment date and the interest payment date as provided in the Master Contract, or the date for any payment by the debtor/guaranteed person to the Pledgee pursuant to such contract. The early repayment date as referred to in the above paragraph is the early repayment date that is proposed by the debtor/guaranteed person and agreed by the Pledgee, and the date on which in accordance with applicable contracts, the debtor/guaranteed person are requested by Pledgee to repay the loan principal and interests and/or any other amounts ahead of schedule.
Article 7 Enforcement of Pledge
Proceeds from the disposition of the collateral shall be applied to repay the principal debts after being first applied to pay the expenses for collateral disposition and other expenses that Pledgor shall pay or compensate Pledgee pursuant to this Contract.
The Pledgor may request the Pledgee to enforce the pledgee right in a timely manner after the loan matures. Where the Pledgor has requested the Pledgee to exercise it pledgee right in a timely manner but the pledgee fails to do so, the Pledgee shall indemnify the Pledgor for any damages caused due to such delay.
If the principal debts are secured by other collateral security or guarantee in addition to those under this Contract, such additional security or guarantee will not affect the Pledgee’s right hereunder. The Pledgor shall not challenge the Pledgee’s right based on such additional security or guarantee.
The Pledgee shall release the custody over the tax refund VAT account of the Pledgor after the debtor/guaranteed person pays off the principal debts, or the Pledgor pays off the secured debts in advance.
Article 8 Relation between this Contract and the Master Contracts
If the parties to the Master Contract agree to terminate the Master Contract or accelerate the maturity date under the Master Contract, the Pledgor shall undertake the liability to secure the debts occurred as of such date of termination or acceleration.

The parties to the Master Contract may amend the terms of the Master Contract without consent by the Pledgee, except for amendments related to currency, interest rate, amount, period or other matters that may increase the amount of the principal debts or extend the repayment period under the Master Contract, and the Pledgor shall continue to secure repayment of debts under the amended Master Contract by pledging the collateral hereunder.

If any amendment requires consent by the Pledgor, without seeking written consent from the Pledgor or if the Pledgor refuses to give consent, the Pledgor shall be exempted from undertaking security liability for the increased principal debt amount or the principal debts that occur beyond the term of the original Master Contract.

The consent of the Pledgor is not required for any subsequent financing provided by the Pledgee to the debtor/guaranteed person and the Pledgor agrees to continuously and uninterruptedly secure repayment of the debts under such subsequent financing pursuant to this Contract.

Article 9 Representation and Warranties

The Pledgor hereby represents and warrants that:

1.     The Pledgor is duly registered and validly existing, has the full capacity for civil rights and acts required for the execution and performance of this Contract, and has full title to legal ownership or the right of disposition regarding the pledged property.

2.    The Pledgor warrants no other joint owners owning the pledge hereinabove; or although there is any joint owner, the Pledgor has obtained all joint owners' written permission. The Pledgor undertakes to deliver such written permission hereinabove to the Pledgee before signing this Contract.

3    The Pledgor fully understands the content of the Master Contract and genuinely intends to sign and perform this Contract, and has obtained all proper authorizations in connection with the pledge that are required under its Articles of Association or other constitutional documents.

If the Pledgor is a third party to the Master Contract and is a company, the provision of the security hereunder has been approved by the board of directors or the board of shareholders, or the shareholders’ meeting. Where its Articles of Association provides certain limit over the total amount of security and the amount of single security, the security hereunder has not exceeded such limit.

The signing and performance of this Contract do and will not breach any contracts, agreements or other legal documents binding upon the Pledgor. The Pledgor has obtained or will obtain all necessary approvals, permits, filings or registration in connection with the creation of the pledge hereunder.

4.    All documents, materials, statements and vouchers provided by the Pledgor to the Pledgee are accurate, authentic, complete and valid.

5.    The Pledgor has not hidden from the Pledgee any encumbrances that have been created on the pledged property as of the execution date of this Contract.

6.    The Pledgor shall promptly notify the Pledgee if any new encumbrance will be created upon the collateral or there occurs any material litigation or arbitration involving the pledged property.

7.    Unless otherwise agreed by the Pledgee in writing, the Pledgor undertakes not to revoke or change the special tax refund VAT account and not to terminate the escrow of the account with the Pledgee before Pledgor fully repays the tax refund financing provided by the Pledgee or switches the security to a deposit pledge.

Article 10 Contracting Fault Liability

If this Contract does not take effect and the pledge is not established after this Contract is signed because of the Pledgor’s refusal to open the special tax refund VAT account with the Pledgee, the Pledgor’s refusal to escrow the special tax refund VAT account opened with the Pledgee or other reasons attributable to the Pledgor, the Pledgor shall be deemed to be at fault for contract formation, and in this case, the Pledgor shall indemnify the Pledgee for any losses or damages suffered by the Pledgee due to such fault.

Article 11 Disclosure of Affiliates of Pledgor’s Group and Disclosure of Related Transactions
The Parties agree to apply the first paragraph mentioned below:
1. The Pledgor is not a group customer as determined by the Pledgee pursuant to the Guidelines for Commercial Banks on the Management of Risks Associated with the Granting of Credit to Group Customers (hereinafter referred to as the “Guidelines”).
2. The Pledgor is a group customer as determined by the Pledgee pursuant to the Guidelines. The Pledgor shall, in accordance with article 17 of the Guidelines, report to the Pledgee details of related-party transactions with a value of 10% or more of its net assets in a timely manner, including the relationships of all parties to the related party transaction, the transaction and the nature of the transaction, the consideration of the transaction or the relevant percentage and the pricing policy (including transaction with no consideration or with only a nominal consideration).
Article 12 Breach of Contract and Consequences
The Pledgor shall be in breach of this Contract in any one of the following circumstances:

1.	The Pledgor breaches the provisions of this Contract, and revokes and changes the special tax refund VAT account without authorization.

2.	The Pledgor impedes in any way the Pledgee’s disposal of the pledged property pursuant to laws and / or this Contract;

3.	The Pledgor refuses to provide supplemental security as requested by the Pledgee when the pledged property is damaged or the value of the pledged property decreases as provided in Article 6 hereunder;

4.	The Pledgor makes false representations or warranties in this Contract, or it breaches any of its covenants hereunder;

5.	The Pledgor violates other provisions of this Contract concerning rights and obligations of the parties; or

6.	The Pledgor terminates its business operation, or is dissolved, suspended or declared bankrupt.

In case of any breach provided in the preceding paragraph, the Pledgee may take the following measures, individually or concurrently, which it deems appropriate in the given circumstances:

1.	to require the Pledgor to remedy its breach within a limited period;

2.	to entirely or partially reduce, suspend or terminate the credit line granted to the Pledgor under the Master Contract;

3.
to entirely or partially suspend or terminate review of the Pledgor’s applications under other    business contracts; and to entirely or partially suspend or terminate funding or processing of any loan that is not draw down or any trade financing that is being processed;

4.	to declare the principal and interest for any outstanding working capital loan owed by the Pledgor under the Master Contract, partially or entirely, become due immediately;

5.	to terminate or rescind this Contract;

6.	to claim against the Pledgor for damages incurred by the Pledgee due to Pledgor’s breach hereof, including but not limited to the loan principal and interests, attorneys' fees and other damages.

7.	to enforce the Pledgee’s right;

8.	to take other actions that the Pledgee deems appropriate.

Article 13 Reservation
In the event that one party fails to exercise part or all of its rights under this Contract, or fails to require the other party to perform or assume part or all of its responsibilities or obligations, this shall not constitute a waiver of such rights or an exemption of such responsibilities or obligations by such party.
Where one party grants the other party any grace period or extension of time or allows delay in exercising any rights, this shall not affect such party’s rights under this Contract or under applicable laws and regulations, nor shall this be deemed as such party’s waiver of any rights.
Article 14 Amendment, Modification and Termination
Any amendment or modification to this Contract shall be made in writing after both parties reach consensus through consultation, and such amendment or modification shall constitute an integral part of this Contract.

This Contract shall not be terminated before the parties have performed all obligations and exercised all rights hereunder, unless otherwise required by laws or regulations or agreed on by the parties.

Invalidity of any provisions of this Contract shall not affect validity of other provisions hereunder, unless otherwise required by laws or regulations or agreed on by the parties.
Article 15 Governing Law and Dispute Resolution
The laws of the People’s Republic of China shall govern this Contract.

Any conflicts or disputes arising from the performance of this Contract shall be settled by the parties through consultation. Failing to resolve the disputes through consultation, the parties agree to resolve the disputes following the method provided in the Master Contract.

To the extent such conflicts or disputes do not affect performance of other clauses of the Contract, the parties shall continue to perform such other clauses.

Article 16 Appendix
The below appendices and other appendices confirmed by both parties are integral parts of this Contract and shall have the same legal force with this Contract.
1.__________________;
2.__________________.

Article 17 Miscellaneous

1.	The Pledgor shall not transfer any of its rights or obligations under this Contract to a third party without the written consent of the Pledgee.

2.
The Pledgor hereby acknowledges that the Pledgee may entrust other institutions of the Bank of China Limited to perform the rights and obligations in this Contract due to business need. Such other institutions of Bank of China Limited so entrusted by the Pledgee shall have the rights to exercise all of Pledgee’s rights hereunder and shall have the rights to settle the disputes hereunder by dispute resolutions agreed in the Master Contract.

3.	Without restricting other provisions hereunder, this Contract shall bind on the parties and their respective successors and assignees.

4.
Unless otherwise agreed, the parties design the registered address provided in this Contract as the address for communication and contracts, and undertake to notify the other party in writing of any change to its registered address.

5.	All the titles and names of business are used for the convenience of reference, and shall not be used for interpretation of the content of any provisions or the parties’ rights and obligations.

Article 18 Effectiveness and Creation of Pledge

This Contract shall take effect after the legal representatives, persons in charge or authorized representatives of both parties sign or affix personal seal on the Contract and after the Contract is affixed with company chop of each party.

The Pledge will be created when the Contract takes effect.

Article 19 Rescission of Pledge

The pledge will terminate when the principal debts secured hereunder are paid off and in that case, the Pledgee shall assist the Pledgor to complete pledge de-registration. If the Pledgor suffers from any losses or damages due to the Pledge’s failure to assist with the de- registration, the Pledgee shall indemnify the Pledgor for such losses or damages.

Article 20 Continuing Security

After the working capital loan is fully repaid, the Pledgor will provide pledge of the special tax refund VAT account to continue to secure the bank syndicated facility under the Bank Syndicated Facility Agreement for Big Size High Strength Aluminum Project, which was signed on August 8, 2012, and the terms and conditions of such special tax refund VAT account pledge shall be substantially same as the terms and conditions hereunder. The Pledgor shall cooperate with the Pledgee to sign a new security agreement under Bank Syndicated Facility Agreement, and complete the pledge registration formalities. If the Pledgor refuses to cooperate with the registration of the tax refund VAT account pledge under the Bank Syndicated Facility Agreement, the Pledgor shall repay all bank syndicated facility under Bank Syndicated Facility Agreement in advance.

This Contract is executed in six counterparts with each party holding three originals. Each counterpart shall have same and equal force.

Pledgor: Aleris Aluminum (Zhenjiang) Co., Ltd. /s/ Gerd F. Jegodzinski	Pledgee: Bank of China Limited, Zhenjiang Jinkou Sub-branch /s/ Zhou Zhentao
Authorized Signatory: Gerd F. Jegodzinski	Authorized Signatory: /s/ Zhou Zhentao
Date: 1/24/2017	Date: 1/24/2017
(Company seal affixed)	(Company seal affixed)